Exhibit 2.1

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (this “Agreement”) is made and entered into effective as of this 28th day of October 2016 (the “Effective Date”), by and among INTERNATIONAL SHIPHOLDING CORPORATION, a Delaware corporation (“ISH”), LCI SHIPHOLDINGS, INC., GULF SOUTH SHIPPING PTE LTD., MARCO SHIPPING Company (PTE) LTD., N.W. JOHNSEN & CO., Inc. (collectively, the “Debtor Sellers”) and MPV NETHERLANDS C.V., MPV NETHERLANDS COÖPERATIEF U.A., and MPV NETHERLANDS V.B. (collectively, the “Non-Debtor Sellers” and collectively with Debtor Sellers, “Sellers”), and J LINE CORPORATION, a Marshall Islands corporation, or its assigns (“Buyer”).1  Buyer and Sellers may be referred to herein individually as a “Party” and collectively as the “Parties”.  For purposes of this Agreement, the term “Affiliates” shall mean with respect to either Party hereto, any other company or legal entity which is controlled by, controls such Party, or is under common control of such Party, and the terms “control,” “controls,” “controlled” and words or phrases of similar import mean the power to direct the management and policies of an entity, whether through the ownership of voting securities, by contract, or otherwise.

WHEREAS, Sellers desire to sell to Buyer, and Buyer desires to purchase from Sellers, pursuant to the terms and conditions of this Agreement, certain Acquired Assets (as defined below);

WHEREAS, on July 31, 2016 (the “Petition Date”), Debtor Sellers and certain of their Affiliates (collectively, the “Debtors”) each filed voluntary petitions for relief under Chapter 11 of Title 11 of the United States Code styled In re: International Shipholding Corporation, et. al., Chapter 11 Case No 16-12220 (the “Bankruptcy Cases”), in the United States Bankruptcy Court for the Southern District of New York (the “Bankruptcy Court”);

WHEREAS, the Parties intend to effectuate the transactions contemplated by this Agreement through a sale of the Acquired Assets free and clear of all liens and encumbrances, other than Permitted Liens (as defined below), pursuant to Sections 105, 362, 363 and 365 of Chapter 11 of Title 11 of the United States Code, 11 U.S.C. §§ 101 et seq. (the “Bankruptcy Code”); and

WHEREAS, Sellers’ ability to consummate the transactions contemplated by this Agreement is subject to, among other things, the entry of an order by the Bankruptcy Court (the “Sale Order”).

NOW, THEREFORE, for and in consideration of the premises and the mutual agreements contained herein, Buyer and Sellers hereby agree as follows:

1 Buyer anticipates using multiple affiliated entities to take title to assets.  Identity of such affiliates will be determined prior to the Closing Date.

ARTICLE I

SALE AND PURCHASE

Section 1.1            Acquired Assets.  Subject to the entry of the Sale Order by the Bankruptcy Court and Section 1.2, and in accordance with the terms and conditions of this Agreement, Sellers agree to sell and assign to Buyer, and Buyer agrees to purchase and acquire from Seller, all of Seller’s right, title and interest in and to the following (collectively, the “Acquired Assets”), as more specifically described in Exhibits A and B attached hereto:

(a)           all of Sellers’ rights under each of the contracts, agreements or arrangements, written or oral (each, a “Contract”) set forth on Exhibit A hereto (collectively, the “Assigned Contracts”);2

(b)           all of Sellers’ rights, title and interest in and to the assets set forth on Exhibit B;3

(c)           to the extent transferable using commercially reasonable efforts, all rights of Sellers under or pursuant to all warranties, representations and guarantees made by suppliers, manufacturers and contractors to the extent relating to products sold, or services provided, to Sellers in respect of the Acquired Assets other than any warranties, representations and guarantees pertaining to any Excluded Assets; and

(d)           all goodwill of, and other intangible rights of Sellers in, the Acquired Assets.

Section 1.2            Excluded Assets.  Notwithstanding the foregoing, the term “Acquired Assets” shall not include any assets of Sellers, other than the Acquired Assets, including the following (collectively, the “Excluded Assets”):

(a)           any equipment, tools, supplies or spare parts owned by a third party;

(b)          any asset of Sellers that would otherwise constitute an Acquired Asset but for the fact that it is consumed, conveyed, leased or otherwise disposed of, in the ordinary course of Sellers’ business prior to the Closing Date (as defined below) not in violation of this Agreement;

(c)           the certificates of incorporation or, as applicable, formation, qualifications to conduct business as a foreign corporation or, as applicable, limited liability company, taxpayer and other identification numbers, seals, stock transfer books, blank stock certificates, corporate books and records of internal corporate or limited liability company proceedings, tax and accounting records, work papers and other records relating to the organization or maintenance of corporate or limited liability company existence of Sellers and any other records that Sellers are required by law to retain; provided, however, that copies of the foregoing items shall be provided by Sellers to Buyer following the Closing Date upon Buyer’s request at Buyer’s sole expense;

2 Assigned Contracts listed on Exhibit A hereto that are related to the Seller’s Specialty business may be added or deleted at any time prior to the Closing Date (as defined herein).
3 Additional assets listed on Exhibit B hereto that are related to the Seller’s Specialty business may be added or deleted at any time prior to the Closing Date (as defined herein).

(d)           the rights of Sellers under this Agreement and all consideration payable or deliverable to Sellers under this Agreement;

(e)           the capital stock or other equity interests of any Seller;

(f)            any Contract not used solely in the operation or ownership of the Acquired Assets (collectively, the “Excluded Contracts”);

(g)           any Contract that terminates or expires prior to the Closing Date in accordance with its terms or in the ordinary course of business of Sellers;

(h)           all rights (including rights under insurance policies), claims or causes of action with respect to or arising in connection with Excluded Assets;

(i)            all rights (including rights under insurance policies), claims or causes of action arising from or related to facts or circumstances occurring or existing on or prior to the Closing Date;

(j)            all rights, recoveries, refunds and rights of set-off against third parties arising from or related to facts or circumstances occurring or existing on or prior to the Closing Date;

(k)           all deposits (including, with respect to the Excluded Assets, customer deposits and security deposits (whether maintained in escrow or otherwise) for rent, electricity, telephone or otherwise) and prepaid charges and expenses of Sellers that relate exclusively to the Excluded Assets;

(l)            any other tangible or intangible assets not used exclusively in connection with the ownership or operation of the Acquired Assets; and

(m)          the assets set forth on Schedule 1.2(m).

Section 1.3            Assumed Liabilities.  Upon the terms and subject to the conditions of this Agreement, Buyer agrees, effective at the Effective Time, to assume, pay, perform and discharge the following Liabilities (as defined below) (such Liabilities, the “Assumed Liabilities”):

(a)           any and all amounts due and owing in order to cure any defaults under the Assigned Contracts that are required to be cured under the Bankruptcy Code (such amounts, the “Cure Amounts”) due and owing under the Assigned Contracts;

(b)           all of Sellers’ Liabilities under the Assigned Contracts;

(c)           all Liabilities relating to amounts required to be paid by Buyer hereunder;

(d)           all Transfer Taxes (as defined below) and all Liabilities relating to Taxes (as defined below) imposed on the Acquired Assets that are attributable to any Tax period or year, or portion thereof, that begins on or after the Closing Date (each, a “Post-Closing Tax Period”); and

(e)           all Liabilities relating to or arising from Buyer’s ownership, possession or use of the Acquired Assets from and after the Closing Date.

As used herein, the term “Liability” or “Liabilities” means all liabilities and obligations of any kind and nature, whether known or unknown, express or implied, primarily or secondarily, direct or indirect, absolute, accrued, contingent or otherwise and whether due or to become due.

Section 1.4            Excluded Liabilities.  Except as specifically set forth in Section 1.3, Buyer shall not assume or be liable for any of the Liabilities of Sellers (except to the extent they constitute Assumed Liabilities) set forth below (collectively, the “Excluded Liabilities”):

(a)           all Liabilities of Sellers that relate to any of the Excluded Assets (including under any Excluded Contracts);

(b)           all Liabilities of Sellers for Taxes, other than Transfer Taxes, for any Tax period or year, or portion thereof, that ends before the Closing Date (each, a “Pre-Closing Tax Period”);

(c)           all Liabilities for any legal, accounting, investment banking, brokerage or similar fees or expenses incurred by any Seller or any predecessor of any Seller in connection with, resulting from or attributable to the Bankruptcy Cases or the transactions contemplated by this Agreement or otherwise;

(d)           all indebtedness of any Seller;

(e)           all Liabilities of Sellers related to the right to or issuance of any capital stock or other equity interest of any Seller, including any stock options or warrants;

(f)           all Liabilities of Sellers resulting from, caused by or arising out of, or which relate to, directly or indirectly, the conduct of any person or ownership, lease or license of any properties or assets or any properties or assets previously used by Sellers at any time, or other actions, omissions or events occurring prior to the Closing (as defined below) and which (A) constitute, may constitute or are alleged to constitute a tort, breach of contract or violation of any rule, regulation, treaty or other similar authority or (B) relate to any and all claims, disputes, demands, actions, Liabilities, damages, suits in equity or at law, administrative, regulatory or quasi-judicial proceedings, accounts, costs, expenses, setoffs, contributions, attorneys’ fees or causes of action of whatever kind or character (“Proceeding”) against Sellers, whether past, present, future, known or unknown, liquidated or unliquidated, accrued or unaccrued, pending or threatened;

(g)           any Liability arising out of any proceeding commenced against Sellers after the Closing and arising out of, or relating to, any occurrence or event happening prior to, on or after the Closing (except that Purchaser shall be liable for all Cure Amounts);

(h)           all accounts payable of Sellers arising prior to the Closing Date (except that Buyer shall be liable for all Cure Amounts);

(i)            any Liability under any Excluded Contract; and

(j)            any Liability of Sellers under this Agreement or any related agreement executed in connection herewith.

ARTICLE II

CONSIDERATION

Section 2.1            Sale Price.  Subject to the terms and conditions hereof, the purchase price for the Acquired Assets is EIGHTEEN MILLION DOLLARS ($18,000,000.00) (the “Purchase Price”), which shall be paid as provided in Section 2.2 and Section 2.3.

Section 2.2            Deposit.  Upon execution of this Agreement and simultaneously therewith, the execution and delivery of the Addendum to the Escrow Agreement (as defined below), on the Effective Date, Buyer shall pay into the escrow account at The Bank of New York Mellon, a New York banking corporation (the “Escrow Agent” and such account, the “Escrow Account”), a deposit equal to 10% of the Purchase Price (such amount, together with all interest earned thereon, the “Deposit”) amounting to ONE MILLION EIGHT HUNDRED THOUSAND DOLLARS ($1,800,000.00).  The Deposit shall be held pursuant to the terms of the escrow agreement (the “Escrow Agreement”) and the addendum thereto to be entered into by Buyer, Sellers and the Escrow Agent (the “Addendum to the Escrow Agreement”), each substantially in the form attached hereto as Exhibit D.  The Parties shall equally share the costs related with the Escrow Account.

Section 2.3            Closing.

(a)          The closing of the purchase and sale of the Acquired Assets (the “Closing”) shall occur following entry of the Sale Order by the Bankruptcy Court approving the sale as provided in this Agreement and satisfaction or waiver (in respect of any conditions that are subject to waiver) of the other conditions to Closing set forth in Section 9.1, Section 9.2 and Section 9.3 (the “Closing Date”).  The Closing shall take place at the offices of Akin Gump Strauss Hauer & Feld LLP, located at One Bryant Park, New York, New York or at another location to be agreed upon by the Parties.  If the Closing has not occurred by March 31, 2017 (the “Outside Closing Date”), as a result of delays or a material breach by Buyer under this Agreement, Sellers shall have the right to terminate this Agreement pursuant to Section 12.1 and (a) may market the Acquired Assets and enter into a purchase agreement with a third party and (b) retain the Deposit.  In such case, Buyer relinquishes all its rights to the Deposit.  As used herein, the term “Business Day” means a day on which National Association banks are required to be open for business in the United States.

(b)           At the Closing, Buyer shall pay directly to Sellers an amount equal to the Purchase Price (i) less the Deposit and (ii) adjusted upward or downward, as appropriate, in an amount to be agreed between the Buyer and Sellers prior to Closing, to take into account any expenses prepaid by Sellers related to the Acquired Assets and any accrued expenses related to the Acquired Assets such as amounts accrued to cover regulatory dry docking expenses (the “Closing Payment”) and Buyer and ISH shall direct the Escrow Agent to release the full amount of the Deposit to Sellers.  If Sellers are ready, willing and able to proceed with the Closing and Buyer does not pay the Closing Payment, as required herein, Sellers shall have no obligation to close the sale of the Acquired Assets to Buyer as contemplated hereunder and Sellers may terminate this Agreement as provided in Section 12.1(d), market the Acquired Assets and enter into a purchase agreement with a third party and retain the Deposit.  In such case, Buyer relinquishes all rights to the Deposit.

(c)           Delivery of the Acquired Assets shall be at their respective locations or at other locations at the time of Closing to be agreed upon by the Parties.

(d)           If the Parties are not able to close by the Closing Date for any reason other than Buyer’s material breach of this Agreement, upon the termination of this Agreement in accordance with its terms, Buyer and ISH shall direct the Escrow Agent to return the Deposit to Buyer and, in addition, shall pay the reasonable, documented out-of-pocket costs and expenses actually incurred by Buyer (including reasonable, documented out-of-pocket attorney's fees) in connection with the negotiation, preparation and performance of this Agreement and the transaction contemplated hereby in an amount not to exceed $500,000 (the “Expense Reimbursement”).

Section 2.4            Wire Instructions.  All payments to Sellers hereunder are to be made in US Dollars in immediately available funds wired in accordance with instructions provided by Sellers.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

Section 3.1            THE SALE OF THE ACQUIRED ASSETS IS MADE “AS IS, WHERE IS AND WITH ALL FAULTS” AND EXCEPT FOR THE EXPRESS WARRANTIES SET FORTH IN SECTION 3.4(F), SELLERS MAKE NO REPRESENTATIONS OR WARRANTIES WHATSOEVER (EXPRESS, IMPLIED, STATUTORY OR OTHERWISE) CONCERNING CLASSIFICATION, VALUE, DESIGN, OPERATION, MERCHANTABILITY, QUALITY, CONDITION OR SEAWORTHINESS OF THE ACQUIRED ASSETS OR THE FITNESS OF THE ACQUIRED ASSETS FOR ANY INTENDED PURPOSE OR USE.

Section 3.2            BUYER MAKES A FULL WAIVER OF WARRANTY AS TO THE SEAWORTHNESS, REDHIBITION AND CONDITION OF THE ACQUIRED ASSETS (ENVIRONMENTAL AND OTHERWISE), AND ACKNOWLEDGES AND AGREES THAT THIS SALE IS BEING MADE ON AN “AS IS, WHERE IS AND WITH ALL FAULTS” BASIS EXCEPT FOR THE EXPRESS WARRANTIES SET FORTH IN SECTION 3.4(F).  BUYER ACKNOWLEDGES AND AGREES THAT BUYER IS RELYING SOLELY ON ITS OWN INSPECTION OF THE ACQUIRED ASSETS AND NOT ON ANY WARRANTIES AND REPRESENTATIONS (VERBAL OR WRITTEN) FROM OR ON BEHALF OF SELLERS AT ANY TIME AS TO THE CONDITION OF THE ACQUIRED ASSETS IN ANY RESPECT, AND THE PURCHASE PRICE TAKES INTO CONSIDERATION THE CONDITION OF THE ACQUIRED ASSETS.  BUYER WAIVES ALL WARRANTIES OF ANY KIND OR CHARACTER, EXPRESS OR IMPLIED, WITH RESPECT TO THE CONDITION OR SEAWORTHNESS OF THE ACQUIRED ASSETS, INCLUDING, WITHOUT LIMITATION, ANY REPRESENTATIONS OR WARRANTIES AS TO THE PHYSICAL OR ENVIRONMENTAL CONDITION THEREOF, OR AS TO THE ABSENCE OF REDHIBITORY OR LATENT DEFECTS OR ANY VICES (WHETHER APPARENT, EASILY DISCOVERABLE OR HIDDEN, KNOWN OR UNKNOWN), OR AS TO FITNESS FOR ORDINARY USE OR A PARTICULAR PURPOSE OR ITS SUITABILITY OR CAPACITY, AND BUYER HEREBY RELEASES SELLERS FROM ANY LIABILITY THEREFOR, AND PARTICULARLY FOR ANY CLAIM OR CAUSE OF ACTION FOR REDHIBITION OR FOR REDUCTION OF PURCHASE PRICE.  BUYER ACKNOWLEDGES THAT THE FOREGOING WAIVERS HAVE BEEN CALLED TO BUYER’S ATTENTION AND READ AND EXPLAINED TO BUYER AND THAT SAID WAIVERS ARE A MATERIAL AND INTEGRAL CONSIDERATION FOR THIS SALE.  WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, BUYER HEREBY SPECIFICALLY ACKNOWLEDGES AND AGREES THAT UPON AND AFTER EXECUTION OF THE SALE CONTEMPLATED BY THIS AGREEMENT, EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, BUYER SHALL HAVE NO RECOURSE WHATSOEVER AGAINST SELLERS FOR ANY DEFECTS IN THE ACQUIRED ASSETS, WHETHER SUCH DEFECTS ARE LATENT, VISIBLE OR HIDDEN.

Section 3.3             Buyer hereby represents, warrants and covenants to Sellers the following as of the date hereof and as of the Closing Date:

(a)           Buyer is duly incorporated and validly existing under the laws of the Republic of the Marshall Islands and has full legal right, power and authority to enter into this Agreement and to perform its obligations hereunder.

(b)           All necessary corporate action with respect to Buyer has been taken to duly authorize the transactions contemplated by, and to execute and deliver the documents provided under, this Agreement;

(c)           This Agreement and the documents contemplated hereby have been duly executed and delivered by Buyer, and assuming the due authorization, execution and delivery by Sellers thereto, are valid and binding agreements of Buyer, enforceable against Buyer in accordance with their terms, except as such enforcement is subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws relating to or affecting creditors’ rights (collectively, the “Enforceability Exceptions”);

(d)           The execution and delivery of this Agreement, and completion of all transactions herein contemplated, does not:

(i)            except as set forth on Schedule 3.3(d) (the “Required Consents”), conflict with, violate, result in a breach or right of termination or acceleration, constitute a default or require any consent or authorization under any other terms, conditions or provisions of any mortgage, indenture, agreement, loan, guarantee, note, bond, permit, license, lease, grant, patent or other undertaking or authorization, written or oral, to or by which Buyer is a party or is bound;

(ii)           conflict with, result in a breach of or require any consent under any of the terms, conditions or provisions of Buyer’s certificate of incorporation, bylaws or equivalent governing documents; or

(iii)          result in a violation by Buyer of any law, judgment, order (including executive order), award, writ, injunction or decree applicable to, or binding upon, Buyer;

(e)           Buyer has sufficient funds readily available, or written commitments from financing sources to make the necessary funds readily available, to pay the Purchase Price and consummate the transactions contemplated by this Agreement; and

Section 3.4            Sellers hereby represent, warrant and covenant to Buyer the following as of the date hereof and as of the Closing Date:

(a)           Sellers are duly incorporated and validly existing under the laws of the respective jurisdictions indicated in the Preamble, and have full legal right, power and authority to enter into this Agreement, and to perform their obligations hereunder, subject to entry of the Sale Order by the Bankruptcy Court;

(b)           All necessary corporate or limited liability company action, as applicable, has been taken to duly authorize the transactions contemplated by, and to execute and deliver the documents provided under, this Agreement;

(c)           This Agreement and the documents contemplated hereby have been duly executed and delivered by Sellers, and assuming the due authorization, execution and delivery by Buyer thereto, and subject to the Bankruptcy Court entering the Sale Order, are valid and binding agreements of Sellers, enforceable against Sellers in accordance with their terms, except as such enforcement is subject to the Enforceability Exceptions;

(d)           The execution and delivery of this Agreement, and completion of all transactions herein contemplated, does not:

(i)            conflict with, result in a breach of or require any consent under any of the terms, conditions or provisions of Sellers’ certificates of incorporation, bylaws or equivalent governing documents; or

(ii)            result in a violation by Sellers of any law, judgment, order (including executive order), award, writ, injunction or decree applicable to, or binding upon, Sellers; and

(e)           Sellers (i) are the legal and beneficial owners of, and have good and marketable title to, the owned Acquired Assets and (ii) hold a valid leasehold interest in the leased Acquired Assets, and, as of the Closing Date, the Acquired Assets will be free and clear of all liens and any other encumbrances, claims, security interests, mortgages or pledges (collectively, “Liens”), except for Permitted Liens (as defined below), that may affect legal transfer of title to Buyer at the Closing.

As used herein, “Permitted Liens” means (a) mechanics’, carriers’, workers’, repairers’ and similar statutory liens arising or incurred in the ordinary course of business; (b) liens for Taxes, assessments, or governmental charges or levies not yet due and payable; (c) Liens securing indebtedness and (d) the Liens set forth on Schedule 3.4(e).

ARTICLE IV

PRE-CLOSING COVENANTS

Section 4.1            Conduct of Business.

(a)           Except as may be required by the Bankruptcy Court and the Chapter 11 Cases, from the date hereof until the Closing Date, Sellers shall use commercially reasonable efforts to maintain the Acquired Assets at their current respective locations (or in the case of the Vessels, shall use commercially reasonable efforts to continue to operate the Vessels in the ordinary course).

(b)           Except as may be required by the Bankruptcy Court and the Chapter 11 Cases or otherwise in the ordinary course, from the date hereof until the Closing Date, Sellers shall not sell, lease, or otherwise dispose of, or incur any Liens, other than Permitted Liens, on, any of the Acquired Assets or agree or commit to do any of the foregoing.

Section 4.2            Government Approvals.  Buyers and Sellers shall cooperate and use commercially reasonable efforts to obtain the consents, approvals or authorizations of the applicable Governmental Authorities (as defined below) set forth on Schedule 4.2 (the “Required Governmental Approvals”).  From and after the date hereof through the Closing Date, each Party shall take such actions necessary to preserve, and refrain from taking any actions that would reasonably be expected to jeopardize, the ability of the Required Governmental Approvals to be obtained.

Section 4.3            Access to Records and Properties; Confidentiality.  Intentionally omitted.

Section 4.4            Public Announcements.  The Parties agree to consult with each other before issuing any press release or making any public statement with respect to this Agreement or the transaction contemplated hereby, provided, however, that the Sellers may file any applications, motions or other pleadings in the Bankruptcy Cases they deem necessary or appropriate, and except for any press releases and public statements the making of which may be required by applicable law or any listing agreement with any national securities exchange (including any applications, motions or other pleadings deemed necessary or appropriate by the Sellers to be filed in the Bankruptcy Cases), will not issue any press release or make any such public statement prior to such consultation.

Section 4.5            Notice of Certain Events.  Sellers shall promptly notify Buyer of:

(a)           any notice or other communication from any person alleging that the consent of such person is or may be required in connection with the transactions contemplated by this Agreement;

(b)           any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement; and

(c)           any actions, suits, claims, investigations or proceedings commenced relating to the Acquired Assets.

Section 4.6            Sufficient Funds.  Buyer shall ensure that on the Closing Date, Buyer will have access to sufficient funds to pay (i) all Cure Amounts with respect to the Assigned Contracts, (ii) the Closing Payment and (iii) all other cash payment obligations of Buyer contained in this Agreement.

Section 4.7            Consents.  Sellers will use commercially reasonable efforts to receive the Required Consents.

Section 4.8            Insurance.  Sellers will use commercially reasonable efforts to keep their current insurance coverage for the Acquired Assets until the Closing.  Without limiting Sellers’ obligations under Section 6.1, Buyer understands and agrees that from and after the Closing, no insurance coverage under any insurance policy issued to Sellers or any of their Affiliates shall be made available to or cover Buyer.

Section 4.9            Alternate Transactions.  Nothing in this Agreement shall restrict Sellers’ right to pursue one or more Alternate Transactions (as defined below), including marketing Sellers’ assets (including the Acquired Assets) or providing due diligence materials, solely to the extent permitted by an order, in substantially the form attached hereto as Exhibit E, with such changes as may be reasonably acceptable to the Parties, issued by the Bankruptcy Court (the “Bidding Procedures Order”) that, among other things, establishes procedures for an auction process to solicit competing bids.

ARTICLE V

POST-CLOSING COVENANTS

Section 5.1            Sellers’ Marks.  As promptly as practicable following the Closing, but in any event no later than 30 days thereafter, Buyer shall remove, or cause to be removed any markings bearing any trademarks, trade names or logos of Sellers or any of their Affiliates or any predecessor entities of Sellers (including any variations or derivations thereof) that are not Acquired Assets, including those set forth on Schedule 5.1.

Section 5.2            Access to Records and Properties after Closing.  Following the Closing, Buyer and Sellers agree to permit their respective representatives to have access, at reasonable times and in a manner so as not to unreasonably interfere with their normal business operations, to the books and records acquired pursuant to this Agreement (or, in the case of Buyer, books and records relating to the Excluded Assets) so as to enable Buyer and Sellers to prepare Tax, financial or court filings or reports, to respond to court orders, subpoenas or inquiries, investigations, audits or other proceedings of Governmental Authorities, to reconcile and resolve claims, to facilitate the wind-down of Sellers’ estates, if applicable, and the Bankruptcy Cases, and to prosecute and defend legal actions or for other similar purposes (other than any such actions that are between or among the Parties).  If either Party desires to dispose of any such records, such Party shall, prior to such disposition, provide the other Party with a reasonable opportunity to remove such of the records to be disposed of at the removing Party’s expense.  The Parties hereto shall cooperate with one another in the collection of historical invoices, preparation of Tax filings and similar accounting functions following Closing.  Buyer and its subsidiaries shall, and shall cause any of their assignees of the rights and obligations hereunder to, (A) permit Sellers and any successors or assigns (including a plan administrator or trustee of a liquidating trust), their counsel, financial and tax advisors, consultants and other representatives reasonable access during normal business hours and after reasonable prior written request therefor to the financial and other books and records relating to Acquired Assets (whether in documentary or data form); (B) provide information reasonably requested in connection with the preparation of any Tax returns, amended Tax returns or claims for refund by Sellers’ estate; (C) provide information reasonably requested related to the prosecution, reconciliation, investigation or resolution of any pending or potential claims or causes of action, including avoidance actions by Sellers’ estate; and (D) provide information reasonably requested related to the resolution or reconciliation of claims filed against Sellers’ bankruptcy estates.

ARTICLE VI

CERTAIN ADDITIONAL COVENANTS

Section 6.1            Transfer of Acquired Assets.  Buyer shall obtain title to and assume the risk of loss for the Acquired Assets immediately upon the Closing.  Other than as expressly set forth elsewhere in this Agreement, any costs associated with the Acquired Assets incurred before the Closing shall be for the account of Sellers, and any costs associated with the Acquired Assets incurred after the Closing shall be for the account of Buyer, including the cost, if any, to store the Acquired Assets where the Acquired Assets are currently located or to transport the Acquired Assets to the delivery point as mutually agreed by the Parties.

Section 6.2            Assigned Contracts.

(a)           Notwithstanding anything herein to the contrary, this Agreement shall not constitute an agreement to assign any Assigned Contract if, notwithstanding the provisions of Sections 363 and 365 of the Bankruptcy Code, an attempted assignment thereof, without the consent of any other person party thereto, would constitute a breach thereof (unless the restrictions on assignment would be rendered ineffective pursuant to Sections 9-406 through 9-409, inclusive, of the Uniform Commercial Code, as amended).  If, notwithstanding the provisions of Sections 363 and 365 of the Bankruptcy Code, such consent or approval is required but not obtained, neither Sellers nor Buyer shall be in breach of this Agreement nor shall the Purchase Price be adjusted or the Closing delayed; provided that Sellers shall cooperate with Buyer without further consideration, in any reasonable arrangement designed to provide Buyer with all of the benefits of or under any such Assigned Contract, including but not limited to enforcement for the benefit of Buyer of any and all rights of Sellers against any person party to the Assigned Contract arising out of the breach or cancellation thereof by such person; provided, however, that after Closing, Buyer shall be responsible for all payment and other obligations under, and for all costs of enforcing rights under, such Assigned Contract to the same extent as if such Assigned Contract had been assigned.  Any assignment to Buyer of any Assigned Contract that shall, notwithstanding the provisions of Sections 363 and 365 of the Bankruptcy Code, require the consent or approval of any person for such assignment as aforesaid shall be made subject to such consent or approval being obtained.

(b)           Buyer shall, on or prior to the Closing, cure any and all defaults under the Assigned Contracts that are required to be cured under the Bankruptcy Code.  Sellers shall provide Purchaser with a schedule of proposed Cure Amounts at least three (3) Business Days prior to giving notice thereof to parties required to receive notice under the Bankruptcy Code and Bankruptcy Rules.

(c)           With respect to each Assigned Contract, Buyer shall provide adequate assurance of the future performance of such Assigned Contract by Buyer.  Buyer shall take such actions as may be reasonably requested by Sellers to assist Sellers in obtaining the Bankruptcy Court’s entry of the Sale Order and any other order of the Bankruptcy Court reasonably necessary to consummate the transactions contemplated by this Agreement.

Section 6.3            DNB Singapore Account.  At or prior to Closing, ISH and P.T. Amas will cause the signatories on the DNB Singapore Account to be changed as instructed by Buyer.

Section 6.4            Personally Identifiable Information.  Buyer shall honor and observe, in connection with the transactions contemplated by this Agreement, any and all policies of Sellers in effect on the Petition Date prohibiting the transfer of personally identifiable information about individuals and otherwise comply with the requirements of Section 363(b)(l)(A) of the Bankruptcy Code.

Section 6.5            Further Assurances.

(a)           At the request and the sole expense of the requesting party, Buyer or Sellers, as applicable, shall execute and deliver, or cause to be executed and delivered, such documents as Buyer or Sellers, as applicable, or their respective counsel may reasonably request to effectuate the purposes of this Agreement and transactions contemplated hereby.

(b)           Each party shall use commercially reasonable efforts to take, or cause to be taken, all other actions and to do, or cause to be done, all other things reasonably necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated hereby.

ARTICLE VII

EMPLOYEE MATTERS

Section 7.1            Employees.  Buyer shall be neither obligated to nor prohibited from offering employment to any employee of Sellers from and after Closing.

ARTICLE VIII

BANKRUPTCY COURT MATTERS

Section 8.1            Motions.  Sellers shall promptly file with the Bankruptcy Court a motion or motions (the “Motion”) seeking the Bankruptcy Court’s approval of the Bidding Procedures Order and the Sale Order, in form determined by Sellers and reasonably acceptable to Buyer.  Sellers shall affix or submit to the Bankruptcy Court a true, correct and complete copy of this Agreement as an exhibit to the Motion filed with the Bankruptcy Court.  Sellers and Buyer acknowledge that this Agreement and the sale of the Acquired Assets are subject to higher or otherwise better bids at the auction to be conducted by the Sellers in accordance with the Bidding Procedures Order and Bankruptcy Court approval.  Sellers and Buyer acknowledge that to obtain Bankruptcy Court approval of this Agreement and the transactions contemplated hereby, (i) Sellers must demonstrate that they have taken reasonable steps to obtain the highest or otherwise best offer available for the Acquired Assets, and that such demonstration shall include giving notice of the transactions contemplated by this Agreement to creditors and other interested parties as required by the local rules of the Bankruptcy Court and Bidding Procedures Order, (ii) subject to receipt by Sellers of one or more higher or otherwise better bids, Sellers shall have conducted the auction in accordance with the Bidding Procedures Order, and (iii) with respect to the Assigned Contracts, Buyer must provide adequate assurance of future performance under such agreements.

Section 8.2            Procedure.  Subject to their obligations as debtors-in-possession, Sellers shall promptly make any filings, take all actions and use all commercially reasonable efforts to obtain any and all relief from the Bankruptcy Court that is necessary or appropriate to consummate the transactions contemplated by this Agreement.  Sellers agree to use commercially reasonable efforts to prosecute the entry of the Bidding Procedures Order and the Sale Order.  In the event the entry of the Bidding Procedures Order or the Sale Order shall be appealed (or if any petition for certiorari or motion for reconsideration, amendment, clarification, modification, vacation, stay, rehearing or reargument shall be filed with respect to the Bidding Procedures Order, Sale Order or other such order), Sellers and Buyer shall cooperate and use their respective reasonable efforts to defend and obtain an expedited resolution of any such appeal, petition or motion.

ARTICLE IX

CONDITIONS PRECEDENT

Section 9.1            Mutual Conditions Precedent.  The obligations of Buyer and Sellers to consummate the transactions to be performed in connection with the Closing are, in all material respects, subject to satisfaction or waiver by Buyer and Sellers of the following conditions precedent (provided that the condition in Section 9.1(a) shall not be subject to waiver):

(a)           the Sale Order shall have been entered by the Bankruptcy Court and shall not be subject to a stay pending appeal;

(b)           no preliminary or permanent injunction or other order of any court or any foreign, federal, state, local or other governmental, administrative or regulatory authority, body, agency, court, tribunal or similar entity having competent jurisdiction (a “Governmental Authority”) (other than the Bankruptcy Court) issues an order or law that prevents the consummation of the transactions contemplated hereby shall be in effect;

(c)           the Required Governmental Approvals shall have been obtained;

(d)           all waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 applicable to this Agreement shall have expired or been terminated; and

(e)           Subject to Section 6.2(a), the Assigned Contracts designated hereunder as Assigned Contracts shall be so assumed, sold and assigned to Buyer by order of the Bankruptcy Court reasonably satisfactory to the Parties.

Section 9.2           Buyer’s Conditions Precedent.  The obligations of Buyer to consummate the transactions to be performed by it in connection with the Closing are, in all material respects, subject to satisfaction by Sellers or waiver by Buyer of the following conditions precedent:

(a)           The representations and warranties of Sellers set forth in Section 3.4 shall be true and correct in all respects at the Closing except where the failure of such representations and warranties to be true and correct in all respects does not have a material adverse effect with respect to the Acquired Assets;

(b)          Sellers shall have performed or complied in all material respects with all covenants and agreements they are required to perform or comply with hereunder at or prior to the Closing;

(c)           Sellers shall have obtained any other authorization, license or approval under applicable law for Sellers to consummate the transactions contemplated by this Agreement;

(d)           Sellers shall have obtained the Required Consents.

Section 9.3            Sellers’ Conditions Precedent.  The obligations of Sellers to consummate the transactions to be performed by it in connection with the Closing are, in all material respects, subject to satisfaction by Buyer or waiver by Sellers of the following conditions precedent:

(a)           The representations and warranties of Buyer set forth in Section 3.3 shall be true and correct in all material respects at the Closing except where the failure of such representations and warranties to be true and correct in all respects does not a material adverse effect on the ability of Buyer to satisfy its obligations hereunder and consummate the transactions contemplated hereby;

(b)           Buyer shall have performed or complied in all material respects with all covenants and agreements it is required to perform or comply with hereunder at or prior to the Closing; and

(c)           Buyer shall have obtained any other authorization, license or approval under applicable law for Buyer to consummate the transactions contemplated by this Agreement.

ARTICLE X

CLOSING DELIVERABLES

Section 10.1          Documents to be Delivered by Sellers and Buyer.  On the Closing Date, representatives of Sellers and Buyer shall meet as contemplated above for the purpose of completing the sale and purchase of the Acquired Assets.

(a)           Sellers’ Deliverables. Simultaneously with the delivery of the Closing Payment and delivery of the items described in Section 10.1(b) below, Sellers shall deliver to Buyer:

(i)            joint escrow instructions to the Escrow Agent releasing the Deposit to Sellers; and

(ii)           the instruction contemplated by Section 6.3.

(b)           Buyer’s Deliverables.  At the Closing Date, Buyer shall deliver to Sellers:

(i)            joint escrow instructions to the Escrow Agent releasing the Deposit to Sellers;

(ii)           the Closing Payment; and

(iii)          A certified copy of the resolution of the board of directors of Buyer authorizing the execution of this Agreement and the purchase of the Acquired Assets.

ARTICLE XI

INDEMNIFICATION

Section 11.1          The (a) representations and warranties of Sellers and (b) covenants and agreements of Sellers that by their terms are to be performed prior to Closing, contained in this Agreement, the MOAs or any other certificate or other writing delivered in connection herewith, shall not survive the Closing.  The covenants and agreements contained herein that by their terms are to be performed after Closing shall survive indefinitely.

Section 11.2          From and after the Closing, Buyer will defend, indemnify, and hold Sellers, their Affiliates and each of their respective officers, directors, managers, partners, employees, equityholders, agents and other representatives (the “Sellers Indemnified Parties”) harmless from and pay any and all Damages (as defined below), directly or indirectly, resulting from, relating to, arising out of, or attributable to any of the following: (i) breach of any representation or warranty by Buyer under Section 3.3 of this Agreement, (ii) breach by Buyer of any covenant or obligation of Buyer in this Agreement, and (iii) any Assumed Liability.

Section 11.3          For the avoidance of doubt, and except as required elsewhere in this Agreement, Buyer will protect, defend, forever discharge, release, waive, indemnify and hold Sellers Indemnified Parties harmless from and against Damages and causes of actions for personal injuries, death, or property Damages of any kind and nature sustained by or purported to be sustained or brought by any person, entity or vessel, whomsoever made and howsoever arising directly or indirectly in connection with or related to this Agreement or the Acquired Assets, after the Closing Date.

Section 11.4          ALL OF THE INDEMNITIES AND ALLOCATIONS OF RISK CONTAINED IN THIS ARTICLE XI OR ELSEWHERE IN THIS AGREEMENT SHALL APPLY (TO THE EXTENT PERMITTED BY LAW), NOTWITHSTANDING THE SOLE, JOINT OR CONCURRENT NEGLIGENCE, GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF ANY PERSON OR PARTY, STRICT LIABILITY, UNSEAWORTHNESS, LIABILITY IMPOSED BY STATUTE, OR ANY OTHER BREACH OF OBLIGATION OF ANY PERSON OR ANY OTHER EVENT OR CONDITION.

Section 11.5          For purposes of this Agreement, “Damages” means all damages, losses, Liabilities, payments, amounts paid in settlement, obligations, fines, penalties, costs, and expenses (including reasonable fees and expenses of legal counsel) of any kind or nature whatsoever.

ARTICLE XII

TERMINATION

Section 12.1          Subject to Section 12.2, this Agreement may be terminated (except for the provisions referenced in Section 12.2) at any time prior to the Closing upon the occurrence of any one or more of the following:

(a)           by the mutual written agreement of the Parties;

(b)           by either Party, if (i) any law or order becomes final and effective that prohibits and makes illegal the consummation of the transactions contemplated by this Agreement, upon notification to the non-terminating Party by the terminating Party, (ii) any Governmental Authority (other than the Bankruptcy Court) issues an order, decree or ruling prohibiting the transactions contemplated by this Agreement and the MOAs, or (iii) if the Closing has not occurred by the Outside Closing Date;

(c)           by Buyer, (i) if Sellers shall have breached or failed to perform in any material respect any of their representations, warranties, covenants or other agreements contained in this Agreement the result of which causes a failure of the conditions set forth in Section 9.1 and Section 9.2 to be satisfied, or (ii) if all of the conditions set forth in Section 9.1 and Section 9.2 have been satisfied or waived, as applicable, and Sellers nevertheless refuse or fail to Close the transactions contemplated in this Agreement; provided, Sellers shall first be entitled to ten (10) days’ prior notice and the opportunity to cure, and provided furthermore that Buyer shall not be in breach in any material respect of this Agreement at such time;

(d)           by Sellers, (i) if Buyer shall have breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement the result of which causes a failure of the conditions set forth in Section 9.1 and Section 9.3 to be satisfied, or (ii) if all of the conditions set forth in Section 9.1 and Section 9.3 have been satisfied or waived, as applicable, and Buyer nevertheless refuses or fails to Close the transactions contemplated in this Agreement; provided, Buyer shall first be entitled to ten (10) days’ prior notice and the opportunity to cure, and provided furthermore that Buyer shall not be in breach in any material respect of this Agreement at such time;

(e)           by Sellers if Sellers execute a definitive agreement with a third party for the acquisition of all or substantially all of the Acquired Assets (an “Alternate Transaction”); or

(f)            by Sellers, if Sellers determine for any reason to terminate the sale of the Acquired Assets.

The Party exercising its rights to terminate pursuant to Section 12.1 shall give notice of such termination to the other Parties.

Section 12.2           Effect of Termination.

(a)           If a Party is entitled to terminate this Agreement in accordance with Section 12.1 then the Party so entitled to terminate this Agreement shall be entitled to the remedy for such Party set forth in Section 2.3, as such Party’s sole and exclusive remedy hereunder.

(b)           If the Agreement is terminated by a Party pursuant to Section 12.1, then except for the provisions of Section 2.3, ARTICLE XI, this Section 12.2, ARTICLE XIV, ARTICLE XV, ARTICLE XVI and ARTICLE XVII, which provisions shall survive any such termination, the Parties shall have no further Liability or obligation hereunder.

ARTICLE XIII

TAXES; BULK SALES LAWS

Section 13.1          Cooperation.  Buyer and Sellers agree to furnish or cause to be furnished to each other, upon request, as promptly as practicable, such information and assistance relating to the Acquired Assets (including access to books and records and Tax returns and related working papers dated before Closing) as is reasonably necessary for the filing of all Tax returns, the making of any election relating to Taxes, the preparation for any audit by any taxing authority, the prosecution or defense of any claims, suit or proceeding relating to any Tax, and the claiming by Buyer of any federal, state or local business tax credits or incentives that Buyer may qualify for in any of the jurisdictions in which any of the Acquired Assets are located; provided, however, that neither Buyer nor any Seller shall be required to disclose the contents of its income Tax returns to any Person other than the Parties.  Any expenses incurred in furnishing such information or assistance pursuant to this Section 13.3 shall be borne by the Party requesting it.  For purposes of this Agreement, “Tax” or “Taxes” means any federal, state, local, or non-U.S. income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, whether computed on a separate or consolidated, unitary or combined basis or in any other manner, including any interest, penalty, or addition thereto, whether disputed or not.

Section 13.2          Waiver of Bulk Sales Laws.  To the greatest extent permitted by applicable law, Buyer and Sellers hereby waive compliance by Buyer and Sellers with the terms of any bulk sales or similar laws in any applicable jurisdiction in respect of the transactions contemplated by this Agreement.  Buyer shall indemnify Sellers from and hold Sellers harmless from and against any Damages (including reasonable attorneys’ fees) resulting from or arising out of (i) the Parties’ failure to comply with any such bulk sales laws in respect of the transactions contemplated by this Agreement or (ii) any action brought or levy made as a result thereof.  The Sale Order shall exempt Sellers and Buyer from compliance with any such laws.

ARTICLE XIV

BROKERAGE

Section 14.1          Sellers shall have no Liability whatsoever for the payment of any commission or brokerage fee to any broker or agent for which Buyer could become liable.  Buyer agrees to indemnify and hold harmless Sellers from and against all loss, cost, damage, or expense arising out of claims for any other fees or commissions of brokers or agents employed or alleged to have been employed by Buyer in connection with the sale and purchase provided for herein.

Section 14.2          Buyer shall have no Liability whatsoever for the payment of any commission or brokerage fee to any broker or agent for which Sellers could become liable.  Sellers agree to jointly and severally indemnify and hold harmless Buyer from and against all loss, cost, damage, or expense arising out of claims for any other fees or commissions of brokers or agents employed or alleged to have been employed by Sellers in connection with the sale and purchase provided for herein.

ARTICLE XV

COST OF THE TRANSACTION

Whether or not the transactions contemplated hereby shall be consummated, except as otherwise expressly provided herein, the Parties agree that each Party will pay the fees, expenses and disbursements of such Party and its agents, representatives, and counsel incurred in connection with the subject matter of this Agreement.  Without limiting the generality of the foregoing, Buyer shall bear the costs incurred by it in carrying out any of its inspections, and for any expenses and fees arising from the registration of the Vessels under Buyer’s flag.

ARTICLE XVI

NOTICES

Any notice, demand or communication required, permitted or desired to be given hereunder must be given in writing and shall be deemed effectively given upon receipt and shall be personally delivered, telecopied, e-mailed or delivered by express international courier, addressed as follows:
Sellers:

International Shipholding Corporation
601 Poydras Street, Suite 1850
New Orleans, Louisiana 70130
Attn: Manny Estrada
Fax: +1-251-706-6919

with a copy (which shall not constitute notice) to:

Akin Gump Strauss Hauer & Feld LLP
One Bryant Park
Bank of America Tower
New York, New York 10036-6745
Attn: David Botter, Stephen B. Kuhn and Patrick Rice
Fax: +1-212-872-1002
Email: dbotter@akingump.com, skuhn@akingump.com and
price@akingump.com

and

Akin Gump Strauss Hauer & Feld LLP
1700 Pacific Avenue
Suite 4100
Dallas, Texas 75201
Fax: +1-214-969-4343
Attn: Sarah Link Schultz
E-mail: sschultz@akingump.com

Buyer:

J Line Corporation
c/o Mr. Martin Sosland
Butler Snow LLP
5430 LBJ Freeway, Suite 1200
Dallas, Texas 75240
Fax:  +1-469-680-5501
Email:  martin.sosland@butlersnow.com

with a copy (which shall not constitute notice) to:

Butler Snow LLP
5430 LBJ Freeway, Suite 1200
Dallas, Texas 75240
Attn:  Martin A. Sosland
Fax:  +1-469-680-5501
Email:  martin.sosland@butlersnow.com

or to such other address, and to the attention of such other person or officer, as any Party may designate by notice.

ARTICLE XVII

GENERAL

Section 17.1          Entire Agreement.  This Agreement supersedes all previous agreements, and, together with the Sale Order and the Bidding Procedures Order, constitutes the entire agreement of whatsoever kind or nature existing between or among the Parties respecting the subject matter of this Agreement.  As between or among the Parties, no oral statements, prior correspondence (including any email correspondence), schedules, lists, brochures, drawings or written material of any kind not specifically incorporated herein shall be of any force and effect, and shall not be relied upon by the other Party.  All prior representations or agreements, whether written or verbal, not expressly incorporated herein, are superseded.

Section 17.2          Waiver of Consequential Damages.  In no event shall either Party be liable to the other Party for, and each Party expressly waives against the other Party, any claim for consequential, punitive, incidental, special or indirect loss or damages, including but not limited to loss of revenue, loss of profit or use in any way arising out, incident to or in connection with this Agreement.

Section 17.3          Exclusive Remedy.  Except as specifically set forth in this Agreement or the MOAs, effective as of the Closing, Buyer hereby waives any rights and claims Buyer may have against Sellers or their Affiliates, whether in law or equity, relating to (i) any breach of representation, warranty, covenant or agreement contained herein occurring on or prior to the Closing, (ii) the Acquired Assets or (iii) the Assumed Liabilities.  Buyer and Sellers acknowledge and agree that if this Agreement is terminated for any reason, the provisions of Section 2.3 and Section 12.2 shall be the sole and exclusive remedies of Buyer for any beach of the representations, warranties, covenants or agreements contained herein.

Section 17.4          Choice of Law.  The Parties agree that this Agreement shall be governed by and construed in accordance with the United States Bankruptcy Code, United States Maritime Law (and New York law to the extent not covered by the United States Bankruptcy Code or United States Maritime Law).  The Bankruptcy Court shall have jurisdiction over the sale or any dispute with respect thereto.

Section 17.5           Jurisdiction; Venue.

(a)           Prior to the closing of the Chapter 11 Cases, except as otherwise expressly provided in this Agreement, the Parties hereto agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought exclusively in the Bankruptcy Court, and each of the parties hereby irrevocably consents to the jurisdiction of the Bankruptcy Court (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in the Bankruptcy Court or that any such suit, action or proceeding which is brought in the Bankruptcy Court has been brought in an inconvenient forum.  Process in any such suit, action or proceeding may be served on any Party anywhere in the world, whether within or without the jurisdiction of the Bankruptcy Court.  Without limiting the foregoing, each Party agrees that service of process on such party as provided in ARTICLE XVI shall be deemed effective service of process on such party.

(b)           Upon the closing of the Chapter 11 Cases, except as otherwise expressly provided in this Agreement, the Parties hereto agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought in the United States District Court for the Southern District of New York or any New York State court sitting in New York City, so long as one of such courts shall have subject matter jurisdiction over such suit, action or proceeding, and that any cause of action arising out of this Agreement shall be deemed to have arisen from a transaction of business in the State of New York, and each of the Parties hereby irrevocably consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding which is brought in any such court has been brought in an inconvenient forum.  Process in any such suit, action or proceeding may be served on any Party anywhere in the world, whether within or without the jurisdiction of any such court.  Without limiting the foregoing, each party agrees that service of process on such party as provided in ARTICLE XVI shall be deemed effective service of process on such Party.

Section 17.6          Waiver of Jury Trial.  EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 17.7          Headings.  The headings contained in this Agreement are included for purposes of convenience only, and do not affect the meaning or interpretation of this Agreement.

Section 17.8          Construction.  The Parties have participated jointly in the negotiation and drafting of this Agreement.  In the event an ambiguity or question of intent or interpretation arises, this Agreement must be construed as if drafted jointly by the Parties and no presumption or burden of proof must arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.  The word “including” shall mean including without limitation.  Any reference to the singular in this Agreement shall also include the plural and vice versa.

Section 17.9          Amendments; Waivers.  No amendment, modification, replacement, termination or cancellation of any provision of this Agreement will be valid, unless the same shall be in writing and signed by Buyer and Sellers.  No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, may be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising because of any prior or subsequent such occurrence.

Section 17.10        Assignment.  Neither this Agreement, nor any of its rights, interests, or obligations hereunder, may be assigned by any Party without the prior written consent of the other Party, except that Buyer may assign its rights and obligations hereunder to an Affiliate upon providing notice to Sellers; provided, however, that no such assignment by Buyer shall relieve Buyer of its obligations under this Agreement.

Section 17.11        Binding Effect; Third Party Beneficiaries.  This Agreement shall become effective when each Party hereto shall have received a counterpart hereof signed by the other party hereto.  All of the terms and provisions of this Agreement are binding upon, and inure to the benefit of and are enforceable by, the Parties and their respective successors and permitted assigns.  Except for Seller Indemnified Parties, no provision of this Agreement is intended to confer upon any person other than the Parties hereto any rights or remedies hereunder.

Section 17.12        Severability.  The invalidity, illegality or unenforceability of any provision or any part of any provision of this Agreement shall not affect the continuation in force of such other part or the remainder of this Agreement.

Section 17.13        Counterparts.  This Agreement may be executed in any number of counterparts by the Parties hereto on separate counterparts, each of which when executed and delivered shall constitute an original, but all of which shall together constitute one and the same instrument.  Any document or signature delivered by facsimile or electronic transmission (including .pdf) shall be deemed an original executed document for all purposes.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed in multiple originals by their duly authorized officers, all as of the day and year first above written.

SELLERS:

INTERNATIONAL SHIPHOLDING CORPORATION

By:	/s/ M. Estrada
Name:	M. Estrada
Title:	CFO

LCI SHIPHOLDINGS, INC.

By:	/s/ M. Estrada
Name:	M. Estrada
Title:

GULF SOUTH SHIPPING PTE LTD.

By:	/s/ M. Estrada
Name:	M. Estrada
Title:

MARCO SHIPPING Company (PTE) LTD.

By:	/s/ M. Estrada
Name:	M. Estrada
Title:

LCI SHIPHOLDINGS, INC.

By:	/s/ M. Estrada
Name:	M. Estrada
Title:

N.W. JOHNSEN & CO., Inc.

By:	/s/ M. Estrada
Name:	M. Estrada
Title:

[Signature Page to Asset Purchase Agreement]

SELLERS (CONT.)

MPV NETHERLANDS C.V.

By:	/s/ M. Estrada
Name:	M. Estrada
Title:

MPV NETHERLANDS COÖPERATIEF U.A.

By:	/s/ M. Estrada
Name:	M. Estrada
Title:

MPV NETHERLANDS V.B.

By:	/s/ M. Estrada
Name:	M. Estrada
Title:

[Signature Page to Asset Purchase Agreement]

BUYER:

J LINE CORPORATION

By:	/s/ Erik L. Johnsen
Name:	Erik L. Johnsen
Title:	President

[Signature Page to Asset Purchase Agreement]

EXHIBIT A – Assigned Contracts

EXHIBIT B – Assets

SCHEDULE 1.2(m) – Excluded Assets

SCHEDULE 3.3(d) – Required Consents

SCHEDULE 3.4(e) – Permitted Liens

SCHEDULE 4.2 – Required Governmental Approvals

SCHEDULE 5.5 – Sellers’ Marks